FOR IMMEDIATE RELEASE:
May 15, 2008

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Sport Business Group to Distribute ProLink GPS Systems in France

Company to Expand ProLink Presence Across Key Territory

(CHANDLER, Ariz.) - ProLink Solutions - a wholly-owned subsidiary of ProLink Holdings Corp. (OTC BB: PLKH.OB) and the world's leading provider of Global Positioning Satellite ("GPS") golf course management systems and digital out-of-home on-course advertising - today announces it has partnered with Sport Business Group to install the ProLink system at upscale golf courses and resorts throughout France.

A leader in the European sports industry, Sport Business Group will oversee sales, installation and service of ProLink screens mounted on golf carts in France. Sport Business Group and ProLink will partner on the advertising platform on the ProLink-installed courses across France, which boasts more than 400 courses and a rich golf tradition.

Sport Business Group was founded by Serge Bellulo and Francios Delfosse, both prominent French businessmen. Mr. Bellulo is a 20-year veteran in the manufacturing and distribution of sports equipment, including Reebok. A former professional soccer player, Bellulo holds a worldwide FIFA license for the past three World Cup events and is the owner, developer and patent holder of innovative pool and swimming products. Mr. Delfosse has extensive experience operating distribution organizations. His companies distribute, sell and market sporting goods, video games and an extensive line of medical equipment. On the sports and technology side he represents Sega, Nintendo and Sony in France. His medical divisions represent such premium brands as Aston, Savion, Wright Medical and Stryker.

Courses in France engaging with ProLink will benefit from the system’s many game-enhancing features, such as pinpoint yardages, accurate hole depictions and helpful pro tips, as well as ProLink’s innovative management functions. The system helps speed pace of play while promoting increased food-and-beverage and merchandise revenue. In fact, courses installing ProLink GPS realize an average return on investment of more than 200 percent.

Properties in France which currently utilize ProLink GPS include the Four Seasons Golf Club Provence at Terre Blanche, Les Bordes and Dolce Fregate. France features more courses than any other nation in continental Europe.

“We are very excited to enter this partnership with ProLink Solutions, the unquestioned global leader in GPS management systems and advertising,” says Bellulo. “Course owners around the world have discovered ProLink to be a necessary component to operating a successful golf facility. We look forward to introducing the system’s many benefits to courses throughout France.”

“Sport Business Group will follow the same brand strategy as ProLink,” added Delfosse. “We currently provide unmatched service and support for all of our clients and the golf courses we engage with will enjoy the same treatment. We consider all our clients our partners and look forward to growing the French markets with that philosophy.”

Says Lawrence D. Bain, CEO of ProLink Solutions: “Partnering with Sport Business Group presents ProLink with a great opportunity for further expansion in the French golf market. Serge and Francois have created a dynamic, diversified company which is well positioned to service the golf industry. They bring a wealth of knowledge and experience as well as a vast contact network within the sports and business communities of France.

“We anticipate rapidly growing our network in this important territory, further strengthening our dominant global presence and adding to the opportunities we now offer advertisers.”

ProLink’s system is now featured at more than 700 golf properties on five continents. More than 550 of these courses are equipped with media-ready systems to support on-screen advertisements worldwide. ProLink recently entered an exclusive partnership with ABC New Media Sales to deliver national advertising on The ProLink Network that reaches more than 12 million golfers annually. Through its ProFit program, ProLink is responsible for on-screen ad sales and courses share these revenues.

About ProLink

ProLink Solutions is the world's leading provider of GPS golf-course management systems and revenue-generating on-course advertising. ProLink Solutions’ core philosophy is to be a “Trusted Partner” to its golf-course customers. From enhancing golfers’ overall experiences and improving pace-of-play to increasing current revenue streams and creating new profit centers for golf courses, ProLink Solutions’ products and services have captured markets both nationally and globally. For more information about ProLink, visit www.goprolink.com, email info@goprolink.com or call 480.753.2337.

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